Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-127277, 333-134136, 333-142223, 333-149572, and 333-157549 on Form S-8 of our reports dated February 19, 2010, relating to the consolidated financial statements of Advanced Analogic Technologies, Incorporated and subsidiaries and the effectiveness of Advanced Analogic Technologies, Incorporated and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Advanced Analogic Technologies, Incorporated for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
February 19, 2010